Investor Contact:
Brian Davis
brian.davis@tengion.com
267.960.4802

Media Contact:
Mark Stejbach
mark.stejbach@tengion.com
267.960.4884

Tengion Provides Business Update and Reports Third Quarter 2011 Financial Results
- Announces Restructuring to Advance Two Programs toward Key Milestones in 2012 -

East Norriton, PA, November 14, 2011 – Tengion, Inc. (Nasdaq: TNGN) today provided a business update, including announcement of a restructuring plan, and reported its financial results for the third quarter ended September 30, 2011.  The restructuring plan is designed to fund the Company’s lead development programs through key milestones in 2012 while reducing the Company’s anticipated cash utilization.  As a result of this restructuring, the Company expects to have sufficient cash to fund its planned operations through November 2012.  Key aspects of the restructuring and its effects on the Company’s development programs are as follows:

•
Continue the Phase 1 clinical trial of the Neo-Urinary Conduit™, which is being evaluated in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy).  This trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to allow the clinical investigators to optimize the surgical procedure and post-surgical care by incorporating the outcomes observed in each patient into the surgical approach for subsequent patients, as necessary.  Three patients have been enrolled and implanted to date.  The Company anticipates implanting a fourth patient during the first quarter of 2012, and, assuming appropriate safety data, up to 10 patients by the end of 2012.

•
Continue preclinical development of the Neo-Kidney Augment™ program through submission of a Pre-IND filing to the U.S. Food and Drug Administration (FDA), which is anticipated during the first half of 2012.  Future development of the Neo-Kidney Augment program beyond submission of the Pre-IND filing will be dependent upon obtaining additional funding for the program.

•
As part of this restructuring, Tim Bertram, D.V.M., Ph.D., has been promoted to President, Research and Development and Chief Scientific Officer.  Dr. Bertram will assume responsibility for clinical development, regulatory affairs, quality assurance, and business development.  In addition, Deepak Jain, Ph.D., has been promoted to Chief Technology Officer.  Dr. Jain will continue to report to Dr. Bertram and will assume responsibility for bioprocess research, product development, manufacturing, and technical operations.  While the Company continues its search for a new Chief Executive Officer, Dr. Bertram and Brian Davis, Vice President and Chief Financial Officer, will continue to report to the Board of Directors through David I. Scheer, Chairman of the Board of Directors.

•
The Company will centralize its research and development operations in its leased facility in Winston-Salem, North Carolina.  The Company will retain a limited number of administrative employees at its leased headquarters and cGMP manufacturing facility in East Norriton, Pennsylvania, and it will explore options to significantly reduce the amount of space it currently rents.

•
Upon completion of the restructuring, the Company will have 22 full-time equivalent employees, a reduction to its current workforce of 30 full-time equivalent employees, or approximately 58%.   Most of the employees departing the Company are leaving as a result of the decision to centralize research and development operations in North Carolina.  Included among those employees are Sunita Sheth, M.D., Vice President and Chief Medical Officer, and Mark Stejbach, Vice President and Chief Commercial Officer, each of whom will depart the Company following a transition period through the end of 2011.

“The restructuring plan should allow us to advance Tengion’s regenerative medicine platform to meaningful milestones in 2012,” said David I. Scheer, Chairman of the Board of Directors.  “This focused approach to advancing our pipeline will enable us to continue to build value in these programs, while also structuring the Company to conserve cash as we continue to pursue strategic partnership and financing discussions.  A reduction in force is never an easy decision to make, especially as we have such an excellent team here at Tengion.  We want to express our sincere appreciation and gratitude to Sunita Sheth and Mark Stejbach, who have contributed so much to Tengion, as well as to the other employees affected by this restructuring. We wish all of them well in their future endeavors.”

The Company has offered severance benefits to the terminated employees, and anticipates recording a total charge for personnel-related termination costs of approximately $1.7 million, most of which is anticipated to be recorded in the fourth quarter of 2011.  The Company expects to complete payment of these severance benefits by September 2012.  In addition, as a result of the restructuring, the Company expects to record, during the fourth quarter of 2011, a non-cash property and equipment impairment charge, as well as a non-cash charge related to excess leased space in Pennsylvania.  The Company is unable to estimate the amount of these charges at this time.

Neo-Urinary Conduit™ Bladder Cancer Trial - Clinical Update
Tengion is currently conducting an initial clinical trial of its lead product candidate, the Neo-Urinary Conduit, for use in bladder cancer patients requiring a urinary diversion following bladder removal (cystectomy). The Neo-Urinary Conduit is a combination of a patient’s own cells and bioabsorbable scaffold that is intended to catalyze regeneration of a native bladder tissue conduit, passively transporting urine from the ureters through a stoma, or hole in the abdomen, into a standard ostomy bag. Patients requiring some form of urinary diversion with today’s standard of care, the use of a segment of bowel tissue to construct a conduit for urine to exit from the body into an ostomy bag, are at risk of complications associated with the use of bowel tissue as well as those associated with the surgery to harvest the bowel tissue.

The trial is designed to assess the safety and preliminary efficacy of the Neo-Urinary Conduit in up to 10 patients, as well as to allow the clinical investigators to optimize the surgical procedure and post-surgical care by incorporating the outcomes observed in each patient into the surgical approach for subsequent patients, as necessary. To date, three patients have been enrolled and implanted in the clinical trial. Data from these patients have allowed clinical investigators to propose surgical modifications in an effort to address conduit patency and vascular supply. As announced in September, Tengion has reinitiated enrollment of patients in this ongoing clinical trial both The Johns Hopkins University Hospital and the University of Chicago Medical Center. The Company anticipates implanting a fourth patient in the clinical trial during the first quarter of 2012, and, assuming appropriate safety data, up to 10 patients by the end of 2012.

Neo-Kidney Augment™ Preclinical Program Update
Tengion’s lead preclinical program, the Neo-Kidney Augment, is intended to prevent or delay the need for dialysis or kidney transplant by catalyzing the regeneration of functional kidney tissue in patients with advanced chronic kidney disease (CKD). This increase in functional kidney mass could thereby delay or prevent the need for dialysis or kidney transplant in patients with end stage renal disease (ESRD). According to the U.S. Renal Data System, the annual Medicare cost of hemodialysis is $77,000 per patient and approximately 100,000 ESRD patients die in the U.S. each year. Tengion scientists have published and presented positive data on the effect of the Company’s approach on kidney function in four different preclinical models of CKD. Two of these preclinical models have been conducted for a sufficiently long period of time to demonstrate durability and an impact on survival.

Building on these results, Tengion is completing the analysis of these studies, and focusing its efforts on completing preclinical work on product formulation and delivery.  The Company expects to submit a pre-IND filing to the FDA during the first half of 2012 and is actively seeking collaboration partners for this program.

Financial Update
For the nine months ended September 30, 2011, the Company reported an adjusted net loss of $18.2 million, or $0.87 per basic and diluted common share, compared with an adjusted net loss of $19.7 million, or $2.42 per basic and diluted common share, for the same period in 2010.  The decreased adjusted net loss for the 2011 period was primarily due to a decrease in interest expense of $1.0 million due to lower average debt facility balances outstanding in 2011 and a decrease in depreciation expense of $0.5 million due a change in the estimated useful life of our leasehold improvements associated with our laboratory space in Winston-Salem, North Carolina.  In May 2011, the Company exercised a five-year renewal option under its lease for the laboratory space.  The amended lease extends the lease term to October 2016.  The adjusted net loss per basic and diluted common share for the nine months ended September 30, 2011 was significantly affected by the issuance of common stock in connection with equity financings completed in April 2010 and March 2011.

For the third quarter ended September 30, 2011, the Company reported an adjusted net loss of $5.1 million, or $0.21 per basic and diluted common share, compared with an adjusted net loss of $6.7 million, or $0.54 per basic and diluted common share, for the same period in 2010.  The decreased adjusted net loss for the 2011 period was primarily due to a decrease in research and development expense of $0.7 million primarily due to a decrease in compensation related expenses due to lower headcount and a decrease in depreciation expense of $0.5 million due a change in the estimated useful life of our leasehold improvements associated with our laboratory space in Winston-Salem, North Carolina.  The adjusted net loss per basic and diluted common share for the third quarter ended September 30, 2011 was significantly affected by the issuance of common stock in connection with the equity financing completed in March 2011.

As of September 30, 2011, the Company held $20.3 million in cash, cash equivalents, and short-term investments.

Conference Call and Webcast
The Company will host a conference call today, November 14, 2011, at 5:00 p.m. ET to provide a business update and discuss the Company’s third quarter 2011 financial results.

The call can be accessed by dialing 1-800-299-0148 (domestic) or 1-617-801-9711
 (international) five minutes prior to the start time and providing the access code 45190334.  The presentation will also be available by live webcast and can be accessed by visiting the Investors section of the Company's website at http://www.tengion.com or http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=218965&eventID=4234367.

A replay of the call will be available on the Tengion website approximately two hours after completion of the call and will be archived.

About Tengion
Tengion, a clinical-stage biotechnology company, has pioneered the Organ Regeneration Platform™ that enables the Company to create proprietary product candidates that are intended to harness the intrinsic regenerative pathways of the body to produce a range of native-like organs and tissues. Tengion’s product candidates seek to eliminate the need to utilize other tissues of the body for a purpose to which they are poorly suited, procure donor organs or administer anti-rejection medications.  An initial clinical trial is ongoing for the Company’s lead product candidate, the Neo-Urinary Conduit, an autologous implant that is intended to catalyze regeneration of native-like bladder tissue for bladder cancer patients requiring a urinary diversion following bladder removal.  The Company’s lead preclinical candidate is the Neo-Kidney Augment, which is designed to delay or prevent the need for dialysis or transplantation in patients at risk for kidney failure.  Tengion has also applied its technology in two Phase II clinical trials for Tengion's Neo-Bladder Augment for the treatment of neurogenic bladder.  Tengion has worldwide rights to its product candidates.

Forward-Looking Statements
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to the Company's: (i) search for a new chief executive officer; (ii) expectations regarding the initial clinical trial of the Neo-Urinary Conduit and (iii) expectations regarding planned preclinical studies of the Neo-Kidney Augment. Although Tengion believes that these statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, there are a number of factors that may cause actual results to differ from these statements. For instance there can be no assurance that: (i) the Company will be able to find a suitable candidate for the position of chief executive officer or that the Company will be able to retain such person on mutually agreeable terms; (ii) the Company will be able to successfully enroll patients in its clinical trials, including its initial clinical trial for the Neo-Urinary Conduit; (iii)  the Company's Neo-Urinary Conduit clinical trial will not be placed on clinical hold by the Food and Drug Administration, or FDA; (iv) patients enrolled in the Company's Neo-Urinary Conduit clinical trial will not experience additional adverse events, which could delay clinical trials or cause the Company to terminate the development of the Neo-Urinary Conduit; (v) the results of the clinical trial for the Neo-Urinary Conduit will support further development of that product candidate; (vi) data from the Company's ongoing preclinical studies will continue to be supportive of advancing its preclinical product candidates; and (vii) the Company will be able to progress its product candidates that are undergoing preclinical testing, including the Neo-Kidney Augment, into clinical trials and (viii) the Company will be able to obtain the capital it needs to develop its product candidates and continue its operations. For additional factors which could cause actual results to differ from expectations, reference is made to the reports filed by the Company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward looking statements in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or expectations in this release.

###

TENGION, INC.
(A Development-Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,		Period from July 10, 2003 (inception) through September 30, 2011
	2010	2011	2010	2011
Operating expenses:
Research and development	$3,543	$2,837	$10,112	$9,579	$114,143
General and administrative	1,502	1,383	4,384	5,197	39,899
Depreciation	1,215	718	3,661	2,816	22,827
Other expense	—	26	—	995	995
Total operating expenses	(6,260)	(4,964)	(18,157)	(18,587)	(177,864)
Interest income	20	12	47	39	8,498
Interest expense	(476)	(193)	(1,737)	(666)	(14,706)
Change in fair value of warrant liability	—	4,185	192	14,123	16,185
Net loss	$(6,716)	$(960)	$(19,655)	$(5,091)	$(167,887)
Accretion of redeemable convertible preferred stock to redemption value	—	—	(3,993)	—
Net loss attributable to common stockholders	$(6,716)	$(960)	$(23,648)	$(5,091)
Basic and diluted net loss attributable to common stockholders per share	$(0.54)	$(0.04)	$(2.91)	$(0.24)
Weighted-average common stock outstanding :
Basic and diluted	12,356	23,848	8,129	20,940

TENGION, INC.
(A Development-Stage Company)

BALANCE SHEET DATA
(unaudited)

	December 31, 2010	September 30, 2011
Cash and cash equivalents	$11,972	$9,263
Short-term investments	—	11,083
Total assets	24,144	30,568
Warrant liability	—	2,824
Long-term debt (including current portion)	8,601	5,285
Total liabilities	13,084	11,729
Total stockholders’ equity	11,060	18,839

TENGION, INC.
(A Development-Stage Company)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Net (loss) income attributable to common stockholders – GAAP	$(6,716)	$(960)	$(23,648)	$(5,091)
Change in fair value of warrant liability	—	(4,185)	—	(14,123)
Other expense	—	26	—	995
Accretion of redeemable convertible preferred stock to redemption value	—	—	3,993	—
Adjusted net loss	$(6,716)	$(5,119)	$(19,655)	$(18,219)

Shares used in computing basic and diluted net loss attributable to common stockholders:
Basic and diluted	12,356	23,848	8,129	20,940

Basic and diluted net loss per share-GAAP	$(0.54)	$(0.04)	$(2.91)	$(0.24)
Adjustment per share	$—	$(0.17)	$0.49	$(0.63)
Basic and diluted net loss per share - adjusted	$(0.54)	$(0.21)	$(2.42)	$(0.87)